EXHIBIT 99(a)


                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                      (in thousands except per share data)

                                                        13 WEEKS ENDED                      26 WEEKS ENDED
                                                 AUG. 2, 1997   AUG. 3, 1996          AUG. 2, 1997   AUG. 3, 1996
                                                 -------------  -------------         -------------  -------------
REVENUES
Net sales                                           $ 591,626      $ 665,902            $1,099,607    $ 1,227,219
Other (principally interest)                              239            845                   239          1,361
                                                    ----------     ----------           -----------   ------------

Total Revenues                                        591,865        666,747             1,099,846      1,228,580

COSTS AND EXPENSES
Cost of sales                                         477,771        526,338               883,101        971,811
Selling, general and administrative expenses          111,975        118,394               217,578        230,989
Interest expense                                       10,886          9,800                21,478         19,555
Store closing charge                                   31,800              -                31,800              -
                                                    ----------     ----------           -----------   ------------

Total Costs and Expenses                              632,432        654,532             1,153,957      1,222,355
                                                    ----------     ----------           -----------   ------------

EARNINGS (LOSS) BEFORE INCOME TAXES                   (40,567)        12,215               (54,111)         6,225

INCOME TAX EXPENSE                                          -              -                     -              -
                                                    ----------     ----------           -----------   ------------

NET EARNINGS (LOSS)                                  ($40,567)       $12,215              ($54,111)        $6,225
                                                    ==========     ==========           ===========   ============

PRIMARY AND FULLY DILUTED EARNINGS
(LOSS) PER COMMON SHARE                                ($0.96)         $0.28                ($1.28)         $0.15
                                                    ==========     ==========           ===========   ============
AVERAGE NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Primary                                                42,187         46,723                42,187         42,264
Fully diluted                                          42,187         46,723                42,187         42,322

DIVIDENDS PER SHARE:
Class A common stock                                    $0.00          $0.00                 $0.00          $0.00
Class B common stock                                    $0.00          $0.00                 $0.00          $0.00




See notes to consolidated financial statements.